Exhibit 2

The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "SECURITIES Act"), and may not be transferred except pursuant to an effective registration under the SECURITIES Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the SECURITIES Act and the rules and regulations promulgated thereunder.


                          EXCHANGEABLE PROMISSORY NOTE
                          ----------------------------


$____________                                               ___________, 2004

     FOR VALUE RECEIVED, Micro Therapeutics, Inc., a Delaware corporation (the "Maker"), hereby unconditionally promises to pay to the order of __________________ (the "Holder"), having an address at ____________________, at such address or at such other place as may be designated in writing by the Holder, or its permitted assigns, the aggregate principal sum of ______________ ($________.00), together with interest from ____________, 2004 on the unpaid principal balance of this Note outstanding at a rate equal to seven percent (7%) (computed on the basis of the actual number of days elapsed in a 365-day year) per annum and continuing on the outstanding principal until this Exchangeable Promissory Note (the "Note") is exchanged pursuant to the terms set forth in the Purchase Agreement (as defined in Section 1 below) or indefeasibly and irrevocably paid in full by the Maker. Interest on this Note shall accrue and be compounded quarterly until the obligation of Maker with respect to the payment of such interest has been discharged (whether before or after judgment). All payments of principal and interest by the Maker under this Note shall be made in cash in immediately available funds on the Maturity Date (as defined in Section 1 below).

     From and after the Maturity Date (as defined in Section 1 below), every amount due and owing under this Note shall automatically, and without action by any party hereto, bear interest at an annual rate of twelve percent (12%). Commencing after the Maturity Date, any accrued but unpaid interest on this Note shall be payable on demand and shall accrue and be compounded quarterly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment). In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the Holder as a payment of principal.

     1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

     "Board" shall mean the Board of Directors of Maker.

     "Business Day" shall mean any day except a Saturday or Sunday or day on which banking institutions are legally authorized to close in the City of New York.

     "Change of Control" shall mean (i) a consolidation, merger, reorganization or other form of acquisition of or by Maker in which Maker's stockholders immediately prior to the transaction retain less than 50% of the voting power of or economic interest in the surviving or resulting entity (or its parent), (ii) a sale of Maker's assets in excess of a majority of Maker's assets (valued at fair market value as determined in good faith by the Board), or (iii) the individuals who were directors of Maker as of the date hereof (together with any new directors whose election or appointment was approved by the directors then in office who were either directors as of the date hereof or whose election or appointment was previously approved) ceasing to constitute a majority of the Board or the board of directors of the surviving or resulting entity (or its parent).

     "Common Stock" shall mean the common stock, par value $0.001 per share, of the Maker.

     "Event of Default" shall have the meaning ascribed to such term in Section 5 herein.

     "Exchangeable Notes" shall have the meaning ascribed to such term in the Purchase Agreement.

     "Holder" shall have the meaning ascribed to such term in the first paragraph herein.

     "Investors" shall have the meaning ascribed to such term in the Purchase Agreement.

     "Maker" shall have the meaning ascribed to such term in the first paragraph herein.

     "Maturity Date" shall mean the earliest of (i) the date on which any Event of Default shall have occurred and (ii) the date that is twelve (12) months from the execution date of the Purchase Agreement.

     "Note" shall have the meaning ascribed to such term in in the first paragraph herein.

     "Purchase Agreement" shall mean the Note Purchase Agreement, dated as of __________, 2004, and as that agreement may be amended from time to time, by and among the Maker and the Investors.

     "Required Holders" shall mean the holders of at least a majority of the outstanding aggregate principal amount of the Exchangeable Notes.

     "Securities Act" shall have the meaning ascribed to such term in the Purchase Agreement.

     "Special Meeting" shall have the meaning ascribed to such term in the Purchase Agreement.

            "Subsidiaries" shall have the meaning ascribed to such term in the Purchase Agreement.

     2. Purchase Agreement. This Note is one of the several Exchangeable Notes of the Maker issued pursuant to the Purchase Agreement. This Note is subject to the terms and conditions of, and entitled to the benefit of, the provisions of the Purchase Agreement. This Note is transferable and assignable to any person to whom such transfer is permissible under the Purchase Agreement and applicable law. The Maker agrees to issue from time to time a replacement Note in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Maker, the Maker also agrees to promptly issue a replacement Note if this Note is lost, stolen, mutilated or destroyed.

     3. Payments; Exchange. This Note cannot be prepaid prior to the Maturity Date. The Holder may exchange this Note for shares of Common Stock in accordance with the terms set forth in the Purchase Agreement, including, without limitation, Section 5.5 therein. Payments on this Note shall be applied first to the payment of interest accrued and unpaid on this Note and second to the payment of principal. All payments by the Maker under this Note shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The principal balance and all accrued but unpaid interest on this Note shall be paid in full on the Maturity Date.

     4. Waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     5. Event of Default. The Maker agrees that:

     (a) if the Maker fails to pay when due the principal balance and accrued interest hereunder;

     (b) if the Maker shall fail or omit to perform, observe or satisfy any agreement, covenant or other provision (other than that referred to in Section 5(a) herein) contained or referred to in any other section of this Note and such failure shall not have been fully corrected within 10 days after the Maker's receipt from the Holder of written notice that the specified possible default is to be remedied or ten (10) days after the Maker shall become aware thereof or if the failure cannot be cured within ten (10) days after the Maker's attempts in such 10-day period, and the failure may be cured within a reasonable time, then the Maker shall have an additional period of not more than ten (10) days to attempt to cure the failure;

     (c) if any representation, warranty or statement made by the Maker in or pursuant to this Note or the Purchase Agreement shall be false or incorrect in any material respect when made;

     (d) if the Maker (1) commences any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or commences any other proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors or the readjustment of indebtedness, (2) makes any assignment for the benefit of creditors or a composition or similar arrangement with such creditors, or (3) appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its property or assets or upon the commencement against the Maker of any involuntary proceeding of the kind described in this paragraph;

     (e) if any event of default occurs and is continuing in respect of any other indebtedness of the Maker or its Subsidiaries for borrowed money that has an outstanding principal amount in excess of $100,000;

     (f) if after the date of this Note a judgment or judgments are entered against the Maker or any of its Subsidiaries involving a cumulative amount in excess of $250,000, provided, however, that the foregoing shall not apply to any judgment against Maker or any of its Subsidiaries if such judgment is for infringement by the Maker's embolic coils in the Maker's pending patent litigation in the Netherlands, the United Kingdom or Germany; or

     (g) upon a Change of Control.

(any of (a) through (g), an "Event of Default"), then upon the occurrence of any such Event of Default all unpaid principal and accrued interest under this Note shall become immediately due and payable (A) upon election of the Required Holders, with respect to (a) through (c) and (e) through (g), and (B) automatically, with respect to (d).

     6. Additional Remedies Upon Default. Subject to Section 5 hereof, upon an Event of Default hereunder, and during the continuation thereof, the Holder may exercise any other right, power or remedy as may be provided herein or as may be provided at law or in equity, including, without limitation, the right to recover judgment against the Maker for any amount.

     7. Amendment. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder and the Maker expressly referring to this Note and setting forth the provision so excluded, modified or amended.

     8. Costs. If action is instituted to collect on this Note, the Maker promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

     9. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

     10. Notices. All notices hereunder shall be given in writing and shall be deemed delivered when received by the other party hereto at the address set forth in the Purchase Agreement or at such other address as may be specified by such party from time to time in accordance with the Purchase Agreement.

                  [Remainder of Page Intentionally Left Blank]

     This Note shall be binding upon the successors or assigns of the Maker and shall inure to the benefit of the successors and assigns of the Holder.



                                      MICRO THERAPEUTICS, INC.



                                      By:
                                          --------------------
                                          Name:
                                          Title:





                  [Exchangeable Promissory Note Signature Page]